Contact:
John Beisler
Vice President – Investor Relations
CKE Restaurants, Inc.
805-745-7750

CKE RESTAURANTS, INC. ANNOUNCES COMPLETION OF SALE OF
LA SALSA FRESH MEXICAN GRILL® RESTAURANTS

CARPINTERIA, Calif. – July 17, 2007 – CKE Restaurants, Inc. (NYSE: CKR), owner, operator and franchisor of the Carl’s Jr.® and Hardee’s® restaurant brands, announced today that it has completed its previously announced sale of its La Salsa Fresh Mexican Grill restaurant chain. The buyer is Thousand Oaks, Calif.-based Baja Fresh Mexican Grill®. The investment group is led by David Kim, and included GarMark Partners II, LP, which is based in Stamford, CT., and M Plus Capital, which is based in Santa Monica, Calif. Under the agreement, Santa Barbara Restaurant Group, Inc., a wholly-owned subsidiary of CKE, sold its 100 percent equity interest in La Salsa, Inc. and La Salsa of Nevada, Inc. The transaction is not expected to have a material impact on the future earnings of CKE on a consolidated basis.

Andrew F. Puzder, CKE president and chief executive officer said, “With the closing of this transaction we can now shift our resources and focus towards growing Carl’s Jr. and Hardee’s, as well as dual-branding them with our Mexican brands, Green Burrito® and Red Burrito™. We believe these initiatives offer the best opportunity to improve our future earnings and cash flow. We are pleased to have completed the sale of La Salsa Fresh Mexican Grill, and we wish the new owners of La Salsa the best with their investment.”

As of the end of its fiscal 2008 first quarter ended May 21, 2007, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,022 franchised, licensed or company-operated restaurants in 43 states and in 13 countries, including 1,101 Carl’s Jr. restaurants and 1,905 Hardee’s restaurants.

SAFE HARBOR DISCLOSURE

Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control and which may cause results to differ materially from expectations. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, the effectiveness of operating initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation and general liability premiums and claims experience, changes in the Company’s suppliers’ ability to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in the Company’s strategies, the availability of financing for the Company and its franchisees, unfavorable outcomes in litigation, changes in accounting policies and practices, effectiveness of internal controls over financial reporting, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

# # #